VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN
STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 1994 AND 1993

                                                                     1994               1993
                                                                 ____________       ____________

ASSETS
Cash                                                             $     64,762       $      1,306
Investments, at fair value (Note 2, and Schedule I)
     Common stock of VICORP Restaurants, Inc.                       1,718,289          1,764,459
     Mutual fund securities                                         7,424,277          4,646,896
     Guaranteed investment contracts                                5,253,121          5,783,190
     Short-term investments                                           367,894          1,898,497
     Real estate                                                    2,108,000          2,108,000
Notes receivable from participants (Note 3)                         1,665,611          1,595,138
Contributions receivable (Note 4)
     Company                                                          750,942            848,761
     Participants                                                      75,255             99,447
Interest and other receivables                                          1,418              8,729
                                                                  ___________        ___________
     Total assets                                                  19,429,569         18,754,423
                                                                  ___________        ___________


LIABILITIES

Refunds payable to participants                                       126,695            220,425
Accrued expenses                                                       19,982             21,741
                                                                  ___________        ___________

     Total liabilities                                                146,677            242,166
                                                                  ___________        ___________



PLAN EQUITY                                                      $ 19,282,892       $ 18,512,257
                                                                  ===========        ===========




     The accompanying notes and schedules are an integral part of the financial statements.




VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN
STATEMENTS OF PLAN INCOME AND CHANGES IN PLAN EQUITY

                                                         Year Ended      Year Ended      Year Ended
                                                         December 31,    December 31,    December 31,
                                                            1994            1993            1992
                                                         ____________     ___________     ___________

NET INVESTMENT INCOME
     Interest income                                      $   428,117     $   477,321     $   489,497
     Dividend income                                          461,571         478,599         340,271
     Rental income                                            235,433         232,968         232,271
     Administrative expenses                                  (51,895)        (50,246)        (62,240)
                                                         ____________    ____________    ____________

        Net investment income                               1,073,226      1 ,138,642         999,799


NET REALIZED GAINS (LOSSES)  (Note 7)
     Employer common stock                                    (28,682)        (28,440)          3,236
     Other investments                                        (20,938)        121,454          58,390

UNREALIZED APPRECIATION (DEPRECIATION)
     Employer common stock                                    (46,502)       (458,386)        368,481
     Other investments                                       (539,991)        375,302         (71,803)

CONTRIBUTIONS RECEIVED OR ACCRUED (Note 4)
     Company                                                  750,942         848,761         817,869
     Participants                                           2,760,994       2,631,285       2,591,125
                                                         ____________    ____________    ____________

        Total additions                                     3,949,049       4,628,618       4,767,097
                                                         ____________    ____________    ____________


WITHDRAWALS AND FORFEITURES (Note 5)
     Participant withdrawals                                3,237,527       1,603,875       1,584,312
     Forfeitures redistributed                                (59,113)        (35,165)        (20,524)
                                                         ____________    ____________    ____________

        Total withdrawals                                   3,178,414       1,568,710       1,563,788
                                                         ____________    ____________    ____________



NET INCREASE IN PLAN EQUITY                                   770,635       3,059,908       3,203,309
PLAN EQUITY AT BEGINNING OF YEAR                           18,512,257      15,452,349      12,249,040
                                                         ____________    ____________    ____________


PLAN EQUITY AT END OF YEAR                               $ 19,282,892    $ 18,512,257    $ 15,452,349
                                                         ============    ============    ============



          The accompanying notes and schedules are an integral part of the financial statements.






                      VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN
                                  NOTES TO FINANCIAL STATEMENTS



1.      Description of Plan
        -------------------

        The VICORP Restaurants, Inc. Employees' Profit Sharing Plan (the "Plan"), was established October 1968, for the exclusive benefit of VICORP Restaurants, Inc. (the "Company" or " VICORP") employees and their beneficiaries. The Plan is a defined contribution plan covering all employees of the Company who are at least 21 years of age and have completed one year of service as defined in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Participants should refer to the Plan agreement for a more complete description of the Plan's provisions. It is administered by the Plan Managers and Plan Administrator, all appointed by the Company's Board of Directors. The Plan's assets are managed through a trust agreement with The Bank of Cherry Creek, (the "Trustee"). Prior to January 1, 1994 Colorado National Bank was the Trustee. Certain administrative and accounting services of the Plan are provided by the Company at no cost.

2.      Summary of Significant Accounting Policies
        ------------------------------------------

        The financial statements of the Plan are presented on the accrual basis of accounting.

        Assets of the Plan are valued at fair values as of the end of the Plan year. Fair value is determined as follows:

        a. Investments in publicly traded stocks, bonds and mutual funds are valued based upon available market quotations as of the last business day of the Plan year.

        b. Investments in short-term cash equivalents are valued at cost, which approximates market value.

        c. Guaranteed investment contracts, including the Fidelity Managed Income Portfolio, are valued at the original investment plus interest earned through the last day of the Plan year.

        d. Real estate investments are valued at appraised value, as determined by independent appraisals performed from time to time and as adjusted by the Plan Managers when, in their judgment, material changes in value have occurred.

        Unrealized appreciation or depreciation is the difference between the fair value at the end of the current year and the cost of the invest-ment, if acquired during the current Plan year, or the fair value at the beginning of the Plan year.

        Realized gain or loss on investments is the difference between the sales proceeds and the value at the beginning of the year of the Plan assets sold, or original cost if acquired and sold during the same Plan year.

3.      Investment Programs
        -------------------

        Participants Contributions

        Effective April 1, 1989, participants were allowed to designate the investment of their contributions into various investment categories selected by the Plan Managers. They may change investment selections four times a year at the beginning of each calendar quarter. Participants may select either one or any combination of investment funds as long as at least 10% of each contribution is directed into each fund selected. Prior to June 2, 1994, the limitation on the contribution directed into any fund was 20%.

        The following summarizes the investment programs currently available to participants:

               The VICORP Restaurants, Inc. Common Stock Fund invests in VICORP Common Stock, which is publicly traded in the over-the-counter market and is quoted on the National Association of Securities Dealers, National Market System.

               The Guaranteed Investment Contract ("GIC") Fund invests in guaranteed investment contracts issued by banks and triple A rated insurance companies and the Fidelity Managed Income Portfolio ("Fidelity Portfolio"). The Fidelity Portfolio is comprised of high quality fixed and variable rate investment contracts issued by insurance companies or banks; synthetic contracts, and units of a money market portfolio. The Fidelity Portfolio is managed by Fidelity Management Trust Company, a division of Fidelity Investments. The GIC Fund seeks protection of principal with a fixed rate of return over a specified time period, with both principal and interest guaranteed by the issuing institution.

               The Fidelity Magellan Fund is a publicly traded mutual fund that actively seeks capital appreciation by investing in common stocks and securities convertible into common stock. This fund is managed by Fidelity Management & Research Company.

               The Fidelity Puritan Fund is a publicly traded mutual fund that seeks to produce as much income as possible while preserving capital by investing in a broadly diversified portfolio of high yielding securities, including common stocks, preferred stocks and bonds and securities convertible into common stock. This fund is managed by Fidelity Management & Research Company.

               The Fidelity Equity-Income Fund is a publicly traded mutual fund that seeks to produce income by investing primarily in income-producing equity securities that also consider the potential for capital appreciation. This fund is managed by Fidelity Management & Research Company.


        The Plan Manager may add or delete investment categories at any time, as long as a diversified group of investment categories is available into which participants may invest.

        As of December 31, 1994, the number of participants in the above described investment programs was as follows:

                             VICORP Stock Fund                        1,023
                             GIC Fund                                 1,339
                             Fidelity Magellan Fund                   1,185
                             Fidelity Puritan Fund                      951
                             Fidelity Equity-Income Fund                864
                             Loan Fund (described below)                402

        The total number of participants in the above listing is greater than the total number of Plan participants because certain participants have elected more than one fund.

        Loans

        Participants may borrow from their vested account balances to the extent permitted by the Plan Manager and as provided under current regulatory guidelines. Loans are considered an investment choice for the participants borrowing funds from the Plan. Repayment is required through payroll deductions over a maximum period of 5 years unless the loan is used to purchase, construct or rehabilitate the participant's principal residence, in which case repayment must be made within 10 years. Loans must be repaid in full at the time of termination. The interest rate on loans is 1% above the prime rate at the date the loan is made. At December 31, 1994, interest rates on outstanding loans ranged from 7.0% to 11.5% with maturity dates ranging from February 6, 1995, to August 25, 2004.

        Company Contributions

        Company contributions are invested in real estate (see Note 8), mutual fund investments and short-term temporary cash investments.


4.      Contributions
        -------------

        Eligible employees may elect to contribute, as a salary reduction, between 2% and 18% of their annual compensation, as defined in the Plan, with a maximum annual contribution of $9,240 in 1994, subject to certain limitations required by the Internal Revenue Service. Contributions made that are subsequently determined to exceed these limitations, together with income applicable to such amounts, are refunded to the affected participants at least annually. Changes in the level of contributions may be made once each calendar quarter. Additionally, a participant may voluntarily discontinue or resume contributions voluntarily suspended, on a quarterly basis.

        The Company's contribution, if any, is determined annually by the Board of Directors. In years in which VICORP is profitable, a Company contribution will be made equal to a minimum of 2% of the aggregate compensation of all participants in the Plan for that year, while they were participating. In no event will the Company's contribution exceed 15% of any participant's compensation during any Plan year during the time they participate in the Plan, nor will it exceed 15% of the aggregate compensation of all participants in the Plan for the year.

        For the Company's fiscal year ending in 1994, a net loss was reported due to a restructuring charge to reduce the values of certain properties to be disposed of, and other related costs. Due to the unusual nature of this charge, the board of directors waived the requirement that the Company be profitable and authorized the 1994 contribution at a level equal to 2% of the participants' aggregate compensation.

        Forfeitures from terminated Plan participants who are not fully vested are reallocated to the accounts of active participants at the end of the Plan year as part of the Company's contribution.

5.      Withdrawals, Distributions and Vesting
        --------------------------------------

        Upon retirement, disability or termination of employment, participants' contributions and their vested Employer Fund account balances are avail-able for distribution in a lump sum in the calendar quarter following the quarter in which their termination occurred or in monthly installments. All investments of a terminating participant will be converted to cash for purposes of distribution. The nonvested portion of former participants' accounts are included in forfeitures and allocated to active participants at the end of the Plan year in which the distribution occurred. Obligations for distributions to partici-pants who terminated from the Plan prior to December 31, 1994, and 1993, respectively, but were not paid until subsequent to year end are as follows:

                                                                December 31
                                                       _____________________________

                                                          1994              1993
                                                       ___________        __________

               VICORP Stock Fund                       $   417,159        $  145,443
               GIC Fund                                  1,427,822           545,878
               Fidelity Magellan Fund                      630,964           268,876
               Fidelity Puritan Fund                       366,998           124,098
               Fidelity Equity-Income Fund                 264,016            53,420
               Employer Fund                               867,292           317,751
                                                       ___________        __________
                                                       $ 3,974,251        $1,455,466
                                                       ===========        ==========


        Participants are always 100% vested in their employee accounts. Years of service determine vesting amounts in the Employer Fund account balance. The Plan's vesting schedule is as follows:

                                                              Percentage of
                                                         Company Contributions
                        Years of Service                 Account Which is Vested
                        ________________                 _______________________

                   Fewer than 2                                       0
                   2 or more but fewer than 3                        20
                   3 or more but fewer than 4                        40
                   4 or more but fewer than 5                        60
                   5 or more but fewer than 6                        80
                   6 or more                                        100

        In-service withdrawals are limited to hardship withdrawals and participant loans. Hardship withdrawals are taken from the participant's employee contribution account. Hardship withdrawals are permitted only if the participant has an immediate and heavy financial need, as defined, and has no other resources available to meet that need. If a participant qualifies for and receives a hardship withdrawal, contributions must be suspended for 12 months from the date of the hardship distribution, and the maximum contribution the participant may make the year following the year of distribution must be reduced by the amount contributed in the year of the withdrawal.

        Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

6.      Tax Status
        ----------

        A favorable determination letter dated April 10, 1992, has been received by the Plan from the Internal Revenue Service ("IRS") indicating the Plan qualifies under Section 401(a) of the Internal Revenue Code (the "Code") and is exempt from federal income tax under Section 501(a) of the Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is being currently operated in compliance with the applicable requirements of the Code.

        Under the provisions of the Plan, participants may elect to defer their compensation from a minimum of 2% to a maximum of 18%, (subject to certain limitations under the Code and the Plan) as their employee contributions to the Plan. Amounts so deferred, along with amounts contributed by the employer and earnings on all contributions, are not taxable to participants until distributed to them from the Plan.

7.      Realized Gain (Loss) on Investments
        -----------------------------------

                                                   Employer         Other
                                                 Securities       Securities        Total
                                                 ___________      ____________    ____________

        Year ended December 31, 1992
          Aggregate proceeds                     $    21,198      $  1,266,217    $  1,287,415
          Aggregate cost                              17,962         1,207,827       1,225,789
                                                 ___________      ____________    ____________
          Net realized gain (loss)               $     3,236      $     58,390    $     61,626
                                                 ===========      ============    ============

        Year ended December 31, 1993
          Aggregate proceeds                     $   184,008      $  2,225,086    $  2,409,094
          Aggregate cost                             212,448         2,103,632       2,316,080
                                                 ___________      ____________    ____________
          Net realized gain (loss)               $   (28,440)     $    121,454    $     93,014
                                                 ===========      ============    ============

        Year ended December 31, 1994
          Aggregate proceeds                     $   234,081      $    519,699    $    753,780
          Aggregate cost                             262,763           540,637         803,400
                                                 ___________      ____________    ____________
          Net realized gain (loss)               $   (28,682)     $    (20,938)   $    (49,620)
                                                 ===========      ============    ============

        Cost represents the fair market value at the beginning of the Plan year of investments sold or original cost for investments bought and sold during the same Plan year.

8.      Party-In-Interest Investments
        -----------------------------

        As of December 31, 1994, the Plan held party-in-interest investments consisting of 96,805 shares of VICORP common stock and real estate for three restaurants operated by the Company, or franchisees of the Company, under the Company's trade names Village Inn, Bakers Square or Angel's Diner, all of which are leased to the Company. The restaurant interests are as follows:

               - An undivided interest in the property and rents of 790 West Higgins Road, Hoffman Estates, Illinois, leased until February 14, 1999.

               - An undivided interest in the property and rents of 203 North Fourth Street, Sterling, Colorado, leased until February 13, 1999.

               - An undivided interest in the property and rents of 1440 South Country Club Drive, Mesa, Arizona, leased until February 14, 1999.




VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN            SCHEDULE I
STATEMENT OF INVESTMENTS HELD
AS OF DECEMBER 31, 1994



                                                 NUMBER OF
                                                 SHARES OR                           MARKET         MARKET
                                                 PRINCIPAL                            VALUE          VALUE
                                                   VALUE            COST            OF ISSUE       PER UNIT
                                                 _________       ___________       ___________     ________

Common Stock of VICORP Restaurants, Inc.            96,805       $ 1,764,791       $ 1,718,289       $17.75
                                                                 ___________       ___________

Mutual Fund Securities
  Fidelity Magellan Fund                            51,521         3,639,329         3,441,641        66.80
  Fidelity Puritan Fund                            111,627         1,765,773         1,653,189        14.81
  Fidelity Equity-Income Fund                       44,626         1,503,949         1,370,000        30.70
  Brandywine Funds                                  14,903           386,435           350,221        23.50
  SEI Capital Appreciation Portfolio                17,722           290,327           241,905        13.65
  Sogen                                             16,196           378,455           367,321        22.68
                                                                 ___________       ___________

     Total Mutual Fund Securities                                  7,964,268         7,424,277
                                                                 -----------       -----------


Guaranteed Investment Contracts
  Fidelity Management Trust Company              5,253,121         5,253,121         5,253,121          N/A
                                                                 ___________       ___________

     Total Guaranteed Investment Contracts                         5,253,121         5,253,121
                                                                 ___________       ___________


Short-term Investments
  SEI Cash Plus Prime Obligation Fund              367,894           367,894           367,894          N/A
                                                                 ___________       ___________


Real Estate                                                        2,108,000         2,108,000          N/A
                                                                 ___________       ___________


Notes Receivable from Participants
  (Interest rates ranging from 7.0% to 11.5%)                      1,665,611         1,665,611
                                                                 ___________       ___________

Cash held by The Bank of Cherry Creek                                 64,762            64,762
                                                                 ___________       ___________


TOTAL INVESTMENTS                                                $19,188,447       $18,601,954
                                                                 ===========       ===========




VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN              SCHEDULE II
ALLOCATION OF PLAN ASSETS AND LIABILITIES TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1994


                                              FIDELITY    FIDELITY    FIDELITY
                                   VICORP     MAGELLAN    PURITAN      EQUITY-      GIC         LOAN      EMPLOYER
                                 STOCK FUND     FUND        FUND     INCOME FUND    FUND        FUND        FUND        TOTAL
                                 ----------  ----------  ----------  ----------  ----------  ----------  ----------  -----------
ASSETS

Cash                             $      613  $    1,742  $   25,410  $        0  $    1,427  $           $   35,570  $    64,762
Investments
  Common Stock of VICORP
   Restaurants, Inc.              1,718,289                                                                            1,718,289
  Mutual Fund Securities                      3,096,677   1,304,976   1,033,694                           1,988,930    7,424,277
  Guaranteed Investment Contracts                                                 5,253,121                            5,253,121
  Short-term Investments             89,417      64,367      20,861     133,375      44,645                  15,229      367,894
  Real Estate                                                                                             2,108,000    2,108,000

Notes receivable from participants                                                            1,665,611                1,665,611
Contributions receivable
  Company                                                                                                   750,942      750,942
  Participants                       12,789      22,570       9,643       9,384      20,869                               75,255
Interest and other receivables          363         204         171         435         204                      41        1,418
                                 ----------  ----------  ----------  ----------  ----------  ----------  ----------  -----------
       Total assets               1,821,471   3,185,560   1,361,061   1,176,888   5,320,266   1,665,611   4,898,712   19,429,569
                                 ----------  ----------  ----------  ----------  ----------  ----------  ----------  -----------

LIABILITIES

Refunds payable to participants       3,638       7,265      12,670      15,653      24,351                  63,118      126,695
Accrued expenses                         25          99          49          49          25                  19,735       19,982
                                 ----------  ----------  ----------  ----------  ----------  ----------  ----------  -----------
       Total liabilities              3,663       7,364      12,719      15,702      24,376       -          82,853      146,677
                                 ----------  ----------  ----------  ----------  ----------  ----------  ----------  -----------
PLAN EQUITY                      $1,817,808  $3,178,196  $1,348,342  $1,161,186  $5,295,890  $1,665,611  $4,815,859  $19,282,892
                                 ==========  ==========  ==========  ==========  ==========  ==========  ==========  ===========





VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN            SCHEDULE II
ALLOCATION OF PLAN ASSETS AND LIABILITIES TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1993


                                             FIDELITY   FIDELITY  FIDELITY
                                   VICORP    MAGELLAN   PURITAN    EQUITY-      GIC        LOAN     EMPLOYER
                                 STOCK FUND    FUND       FUND    INCOME FUND   FUND       FUND      FUND        TOTAL
                                 __________ __________ __________ __________ __________ __________ __________ __________

ASSETS
Cash                             $          $          $          $          $          $          $    1,306 $     1,306
Investments
  Common stock of VICORP
   Restaurants, Inc.              1,764,459                                                                     1,764,459
  Mutual Fund Securities                     2,730,033  1,069,144    842,885                            4,834   4,646,896
  Guaranteed Investment Contracts                                             5,783,190                         5,783,190
  Short-term Investments             54,446                                                         1,844,051   1,898,497
  Real Estate                                                                                       2,108,000   2,108,000

Notes receivable from participants                                                       1,595,138              1,595,138
Contributions receivable
  Company                                                                                             848,761     848,761
  Participants                       18,365     26,918     11,659     10,078     32,427                            99,447
Interest and other receivables           70         39         32         25         31                 8,532       8,729
                                ___________ __________ __________ __________ __________ __________ __________ ___________

       Total assets               1,837,340  2,756,990  1,080,835    852,988  5,815,648  1,595,138  4,815,484  18,754,423
                                ___________ __________ __________ __________ __________ __________ __________ ___________


LIABILITIES

Refunds payable to participants      15,959     23,274     12,263     12,085     50,420               106,424     220,425
Accrued expenses                                                                                       21,741      21,741
                                ___________ __________ __________ __________ __________ __________ __________ ___________

       Total liabilities             15,959     23,274     12,263     12,085     50,420      ---      128,165     242,166
                                ___________ __________ __________ __________ __________ __________ __________ ___________

PLAN EQUITY                      $1,821,381 $2,733,716 $1,068,572 $  840,903 $5,765,228 $1,595,138 $4,687,319 $18,512,257
                                =========== ========== ========== ========== ========== ========== ========== ===========






VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN             SCHEDULE III
ALLOCATION OF PLAN INCOME AND CHANGES IN PLAN EQUITY TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1994

                                                  FIDELITY    FIDELITY    FIDELITY
                                       VICORP     MAGELLAN    PURITAN     EQUITY-       GIC         LOAN      EMPLOYER
                                     STOCK FUND     FUND        FUND     INCOME FUND    FUND        FUND        FUND       TOTAL
                                     __________  __________  __________  __________  __________  __________  __________ ___________

Net Investment Income                $    3,078  $  118,546  $  106,376  $   99,264  $  304,456  $  112,719  $  328,787 $ 1,073,226

Net Realized Gains (Losses)
  Employer common stock                 (28,682)                                                                            (28,682)
  Other investments                                  (1,749)       (243)       (628)                            (18,318)    (20,938)

Unrealized Appreciation (Depreciation)
  Employer common stock                 (46,502)                                                                            (46,502)
  Other investments                                (166,608)    (80,925)    (91,563)                           (200,895)   (539,991)

Contributions Received or Accrued
  Company                                                                                                       750,942     750,942
  Participants                          470,444     716,917     356,897     316,465     900,271                           2,760,994
                                     __________  __________  __________  __________  __________  __________  __________ ___________

       Total additions                  398,338     667,106     382,105     323,538   1,204,727     112,719     860,516   3,949,049
                                     __________  __________  __________  __________  __________  __________  __________ ___________

Withdrawals and Forfeitures
  Participant withdrawals               407,446     385,359     190,349     157,369     990,323     320,329     786,352   3,237,527
  Forfeitures redistributed                                                                                     (59,113)    (59,113)
                                     __________  __________  __________  __________  __________  __________  __________ ___________

       Total withdrawals                407,446     385,359     190,349     157,369     990,323     320,329     727,239   3,178,414
                                     __________  __________  __________  __________  __________  __________  __________ ___________


Transfer between Funds                    5,535     162,733      88,014     154,114    (683,742)    278,083      (4,737)     ---
                                     __________  __________  __________  __________  __________  __________  __________ ___________


Net Increase in Plan Equity              (3,573)    444,480     279,770     320,283    (469,338)     70,473     128,540     770,635
Plan Equity at Beginning of Year      1,821,381   2,733,716   1,068,572     840,903   5,765,228   1,595,138   4,687,319  18,512,257
                                     __________  __________  __________  __________  __________  __________  __________ ___________

PLAN EQUITY AT END OF YEAR           $1,817,808  $3,178,196  $1,348,342  $1,161,186  $5,295,890  $1,665,611  $4,815,859 $19,282,892
                                     ==========  ==========  ==========  ==========  ==========  ==========  ========== ===========





VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN             SCHEDULE III
ALLOCATION OF PLAN INCOME AND CHANGES IN PLAN EQUITY TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1993

                                                  FIDELITY    FIDELITY    FIDELITY
                                       VICORP     MAGELLAN    PURITAN     EQUITY-       GIC         LOAN      EMPLOYER
                                     STOCK FUND     FUND        FUND     INCOME FUND    FUND        FUND        FUND      TOTAL
                                     __________  __________  __________  __________  __________  __________  __________ __________


Net Investment Income                $      626  $  248,228  $  121,671  $   28,010  $  373,377  $  101,547  $  265,183 $1,138,642

Net Realized Gains (Losses)
  Employer common stock                 (28,440)                                                                           (28,440)
  Other investments                                  19,703       3,393       6,324                              92,034    121,454

Unrealized Appreciation (Depreciation)
  Employer common stock                (458,386)                                                                          (458,386)
  Other investments                                 238,576      45,580      91,138                                   8    375,302

Contributions Received or Accrued
  Company                                                                                                       848,761    848,761
  Participants                          552,326     548,443     259,440     218,573   1,052,503                          2,631,285
                                     __________  __________  __________  __________  __________  __________  __________ __________

       Total additions                   66,126   1,054,950     430,084     344,045   1,425,880     101,547   1,205,986  4,628,618
                                     __________  __________  __________  __________  __________  __________  __________ __________

Withdrawals and Forfeitures
  Participant withdrawals               280,940     187,714      80,702      56,001     462,401     122,915     413,202  1,603,875
  Forfeitures redistributed                                                                                     (35,165)   (35,165)
                                     __________  __________  __________  __________  __________  __________  __________ __________

       Total withdrawals                280,940     187,714      80,702      56,001     462,401     122,915     378,037  1,568,710
                                     __________  __________  __________  __________  __________  __________  __________ __________

Transfer between Funds                  (17,094)    (32,958)       (302)     49,525    (405,838)    407,292        (625)     ---
                                     __________  __________  __________  __________  __________  __________  __________ __________

Net Increase in Plan Equity            (231,908)    834,278     349,080     337,569     557,641     385,924     827,324  3,059,908
Plan Equity at Beginning of Year      2,053,289   1,899,438     719,492     503,334   5,207,587   1,209,214   3,859,995 15,452,349
                                     __________  __________  __________  __________  __________  __________  __________ __________

PLAN EQUITY AT END OF YEAR           $1,821,381  $2,733,716  $1,068,572  $  840,903  $5,765,228  $1,595,138  $4,687,319 $18,512,257
                                     ==========  ==========  ==========  ==========  ==========  ==========  ========== ===========




VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN             SCHEDULE III
ALLOCATION OF PLAN INCOME AND CHANGES IN PLAN EQUITY TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1992

                                                  FIDELITY    FIDELITY    FIDELITY
                                       VICORP     MAGELLAN    PURITAN     EQUITY-        GIC         LOAN     EMPLOYER
                                     STOCK FUND     FUND        FUND     INCOME FUND     FUND        FUND       FUND        TOTAL
                                     __________  __________  __________  __________  __________  __________  __________ ___________

Net Investment Income                $      625  $  256,408  $   66,628  $   16,584  $  394,308  $   82,208  $  183,038 $   999,799

Net Realized Gains (Losses)
  Employer common stock                   3,236                                                                               3,236
  Other investments                                  (3,521)      2,630       1,827                              57,454      58,390

Unrealized Appreciation (Depreciation)
  Employer common stock                 368,481                                                                             368,481
  Other investments                                (137,778)     21,877      40,313                               3,785     (71,803)

Contributions Received or Accrued
  Company                                                                                                       817,869     817,869
  Participants                          529,827     453,101     209,632     167,187   1,231,378                           2,591,125
                                     __________  __________  __________  __________  __________  __________  __________ ___________

       Total additions                  902,169     568,210     300,767     225,911   1,625,686      82,208   1,062,146   4,767,097
                                     __________  __________  __________  __________  __________  __________  __________ ___________

Withdrawals and Forfeitures
  Participant withdrawals               139,214     160,178      82,886      52,991     605,175      94,323     449,545   1,584,312
  Forfeitures redistributed                                                                                     (20,524)    (20,524)
                                     __________  __________  __________  __________  __________  __________  __________ ___________

       Total withdrawals                139,214     160,178      82,886      52,991     605,175      94,323     429,021   1,563,788
                                     __________  __________  __________  __________  __________  __________  __________ ___________

Transfer between Funds                  147,947      67,311     (22,571)     (5,474)   (590,570)    382,339      21,018      ---
                                     __________  __________  __________  __________  __________  __________  __________ ___________

Net Increase in Plan Equity             910,902     475,343     195,310     167,446     429,941     370,224     654,143   3,203,309
Plan Equity at Beginning of Year      1,142,387   1,424,095     524,182     335,888   4,777,646     838,990   3,205,852  12,249,040
                                     __________  __________  __________  __________  __________  __________  __________ ___________


PLAN EQUITY AT END OF YEAR           $2,053,289  $1,899,438  $  719,492  $  503,334  $5,207,587  $1,209,214  $3,859,995 $15,452,349
                                     ==========  ==========  ==========  ==========  ==========  ==========  ========== ===========





VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN              SCHEDULE IV
REPORTABLE TRANSACTIONS IN EXCESS OF 5% OF PLAN ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1994


                                                                                  EXPENSES
                                                                                  INCURRED    COST BASIS    FAIR VALUE
  IDENTITY OF         DESCRIPTION              NUMBER OF    PURCHASE    SELLING     WITH      AT DATE OF     OF ASSETS    NET GAIN
 PARTY INVOLVED      OF TRANSACTION             SHARES      PRICE        PRICE   TRANSACTION  TRANSACTION    AT 1-1-94     (LOSS)
 ______________      ______________            _________   __________  ________  ___________  ___________   __________   __________

The Bank of
Cherry Creek       Four hundred purchases -     9,189,467   $9,189,467    ---         ---      $9,189,467        ---          ---
                   SEI Cash Plus Prime
                    Obligation Fund

The Bank of
Cherry Creek       Three hundred
                    sixty-six sales -           8,821,574       ---     8,821,574     ---       8,821,574    8,821,574        ---
                   SEI Cash Plus Prime
                    Obligation Fund

The Bank of
Cherry Creek       Three purchases - Fidelity
                   Managed Income Portfolio     2,400,000    2,400,000    ---         ---       2,400,000        ---          ---

The Bank of
Cherry Creek       Six sales - Fidelity Managed
                   Income Portfolio               766,500       ---       766,500     ---         766,500       766,500       ---

The Bank of
Cherry Creek       Ten purchases - Fidelity
                   Magellan Fund                   14,548    1,021,333    ---         ---       1,021,333        ---          ---

The Bank of
Cherry Creek       Three sales - Fidelity
                   Magellan Fund                    1,559       ---       112,743     ---         112,743       112,743       ---






                        REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the VICORP Restaurants, Inc. Employees' Profit Sharing Plan:


We have audited the accompanying statements of financial condition of the VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN (the "Plan") as of December 31, 1994 and 1993, and the related statements of Plan income and changes in Plan equity for each of the three years in the period ended December 31, 1994. These financial statements and the schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 1994 and 1993, and the Plan income and changes in Plan equity for the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Statement of Investments Held as of December 31, 1994 (Schedule I), the Allocation of Plan Assets and Liabilities to Investment Programs as of December 31, 1994 and 1993 (Schedule II), the Allocation of Plan Income and Changes in Plan Equity to Investment Programs (Schedule III) for each of the three years in the period ended December 31, 1994 and Reportable Transactions in Excess of 5% of Plan Assets for the year ended December 31, 1994 (Schedule IV), are presented for purposes of complying with the regulations of the Securities and Exchange Commission and the Employee Retirement Income Security Act of 1974 and are not a required part of the basic financial statements. This information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                           ARTHUR ANDERSEN LLP

Denver, Colorado,
 April 12, 1995.